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                                  EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                               For the Nine Months
                                                                Ended September 30
                                                               -------------------
Millions of dollars ........................................       1997       1996
----------------------------------------------------------------------------------


Earnings from continuing operations ........................   $    521   $    453
Provision for income taxes .................................         68        284
                                                               -------------------
         Earnings subtotal .................................        589        737
Fixed charges included in earnings:
   Interest expense ........................................   $    147   $    215
   Distribution on convertible preferred securities ........         24          2
   Interest portion of rentals .............................         21         31
                                                               -------------------
         Fixed charges subtotal ............................        192        248
Earnings from continuing operations
   available before fixed charges ..........................   $    781   $    985
                                                               -------------------
Fixed charges:
   Fixed charges included in earnings ......................   $    192   $    248
   Capitalized interest ....................................         26          9
                                                               -------------------
         Total fixed charges ...............................   $    218   $    257
                                                               -------------------
Ratio of earnings from continuing operations
   to fixed charges ........................................        3.6        3.8
                                                               -------------------

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